Exhibit 99.1

CHENIERE ENERGY INC. NEWS RELEASE

CONTACT: David E. Castaneda

INVESTOR & MEDIA RELATIONS

1-888-948-2036

E-mail: LNG@MDCGroup.com

Cheniere Energy Announces New Director

Houston – August 4, 2003 – Cheniere Energy, Inc. (AMEX: LNG) announced today that David B. Kilpatrick has joined the Board of Directors of the company.

Mr. Kilpatrick is President of Kilpatrick Energy Group, which provides management consulting services to the oil and gas industry. Until its 1997 merger with Texaco, he was President of Monterey Resources, Inc., then the largest independent oil and gas company in California. Previously, Mr. Kilpatrick had served as Western Division Manager of Monterey’s corporate predecessor, Santa Fe Energy Resources, from 1990 to 1996. He joined Santa Fe Energy as a Petroleum Engineer in 1976, following several years with Exxon.

Mr. Kilpatrick fills a Cheniere board seat previously held by John K. Howie. Mr. Howie has accepted a position with a Wall Street investment banking firm which requires that he step down from the board.

Cheniere’s Chairman and CEO, Charif Souki, said, “We are sad to see John Howie leave the board. He has served our stockholders well as a director since 2000, and we will miss him. David Kilpatrick will contribute considerable oil and gas and management experience to our board. We look forward to his participation.”

Cheniere Energy, Inc. is a Houston-based Gulf of Mexico E&P company and a developer of Liquefied Natural Gas (LNG) receiving terminals. Cheniere conducts exploration in the Gulf using a regional database of 7,000 square miles of PSTM 3D seismic data. Cheniere owns 9% of Gryphon Exploration Company, along with Warburg, Pincus Equity Partners, L.P. which owns 91% after an investment of $85,000,000. Gryphon conducts exploration in the Gulf using a regional database of 20,000 square miles of PSTM 3D seismic data. Cheniere is a 30% limited partner in Freeport LNG Development, L.P., which is developing an LNG receiving terminal in Freeport, TX. Cheniere is also developing two additional LNG receiving terminals along the Gulf Coast with locations in Corpus Christi, TX, and Sabine Pass, LA.

Additional information on the company may be found on its website at www.cheniere.com, by contacting the company’s investor and media relations department toll-free at (888) 948-2036 or by writing to: LNG@MDCGroup.com.

Except for the historical statements contained herein, this news release presents forward-looking statements that involve risks and uncertainties. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Certain risks and uncertainties inherent in the company’s business are set forth in the company’s periodic reports that are filed with and available from the Securities and Exchange Commission.

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